Exhibit 10.3

[FORM OF] NUVASIVE, INC.

NOTICE OF GRANT OF PERFORMANCE CASH AWARD

NuVasive, Inc. (the “Company”) has granted to the participant identified below (the “Participant”) a performance cash award (the “Award”) pursuant to the NuVasive, Inc. 2014 Executive Incentive Compensation Plan (the “Plan”), which represents the right to receive – on the Settlement Date provided in the Performance Cash Award Agreement attached hereto (together with this Notice of Grant, the “Agreement”) – a cash amount as set forth in, and subject to the terms and conditions of, this Agreement.  This Award is subject to all of the terms and conditions set forth in the Agreement and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Plan or the Agreement, as appropriate, and, in the event of any inconsistency between the Plan and the Agreement, the terms of the Plan shall control.

Participant:[FIRST_NAME, LAST_NAME]
Participant ID:	[EMPLOYEE_IDENTIFIER]
Date of Grant:	[April 30, 2018]
Base Cash Amount:	$[TOTAL_AMOUNT_GRANTED], subject to adjustment as provided by the Agreement.
Initial Performance Period:

January 1, 2018 – December 31, 2018 (or, in the event of a Change in Control, through the last day of the Company’s last fiscal quarter ending after January 1, 2018, and before the date of a Change in Control).

Initial Performance Measure:

The Company’s earnings per share (“EPS”), as listed in Section 2(t) of the Plan, determined in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to reflect the impact of the change from a basic to diluted share count, and determined excluding (1) litigation liability gain/expense; (2) amortization of intangible assets; (3) non-cash interest expense and gains/losses on convertible notes; (4) intangible asset impairment; (5) leasehold related charges; (6) acquisition related items (including expenses associated with prior mergers-and-acquisitions-related activity and as incurred); (7) integration related charges associated with the integration of acquired businesses; (8) one-time and business transition costs; and (9) the related tax charges and benefits associated with the exclusions (“Non-GAAP EPS”).

Initial Performance Target:

$1.50 or more of Non-GAAP EPS if the Initial Performance Period ends on December 31, 2018, and $0.10 or more of Non-GAAP EPS if the Initial Performance Period ends on the last day of the Company’s last fiscal quarter ending after January 1, 2018, and before the date of a Change in Control.

Maximum Payment:

In the event the Committee determines and certifies that the Initial Performance Target is satisfied, the maximum payment that may be made to the Participant is equal to 200% of the Base Cash Amount.  If the Committee determines and certifies that the Initial Performance Target is not satisfied, no amounts are payable pursuant to this Award.

Actual Payment:

In the event the Committee determines and certifies that the Initial Performance Target is satisfied, the actual payment made pursuant to this Award shall be determined pursuant to Section 3 of the Performance Cash Award Agreement.

Vesting Date:

Subject to the terms and conditions of the Agreement (including, without limitation, conditions requiring continued Service with the Company through the applicable date), this Award vests on [April 30, 2021] (the “Scheduled Vesting Date”).

By electronically accepting the Award according to the instructions in the Participant’s E*TRADE account (pursuant to which the Participant received this Notice of Grant), the Participant agrees that the Award is governed by this Notice of Grant and by the provisions of the Plan and the Agreement, both of which are made a part of this document.

The Participant acknowledges that copies of the Plan and the Agreement are available via the Participant’s E*TRADE account.

The Participant represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of their terms and conditions.

[FORM OF] NUVASIVE, INC.

PERFORMANCE CASH AWARD AGREEMENT

NuVasive, Inc. has granted to the Participant named in the Notice of Grant of Performance Cash Award (the “Grant Notice”) to which this Performance Cash Award Agreement is attached (together, the Performance Cash Award Agreement and the Grant Notice being referred to collectively herein as this “Agreement”) an Award subject to the terms and conditions set forth in this Agreement.  The Award has been granted pursuant to the terms and conditions of the NuVasive, Inc. 2014 Executive Incentive Compensation Plan (the “Plan”), as amended from time-to-time, the provisions of which are incorporated herein by reference.  By accepting the Award, the Participant: (a) acknowledges receipt of, and represents that the Participant has read and is familiar with, this Agreement and the Plan, (b) accepts the Award subject to all of the terms and conditions of this Agreement and the Plan, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee or its delegate (to the extent delegation is permitted under the Plan) in the event any questions arise (and/or interpretation may be required) regarding this Agreement or the Plan.

1.Definitions and Construction.

1.1Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

(a)“Baseline Revenue” means $1,030 million.

(b)“Revenue” means the Company’s GAAP revenue as publicly reported by the Company in its earnings press release for a completed fiscal year, adjusted to exclude the effect of currency fluctuations.

(c)“Revenue Growth” means the amount of growth, measured as a percentage, in the Company’s Revenue for a completed fiscal year as compared to the prior completed fiscal year; provided, however, that when determining Revenue Growth, the Revenue impact of any acquisition and divestiture transaction (a “Transaction”) shall be treated as follows:  (i) for the first four fiscal quarters following the closing of a Transaction, the Revenue impact of the Transaction shall be excluded from the calculation of Revenue Growth (except for any Transaction with less than $4.0 million in annualized run rate Revenue that is deemed de minimis and not excluded; provided that the aggregate value of all Transactions deemed de minimis does not exceed $5.0 million in annualized run rate revenue), and (ii) commencing with the fifth fiscal quarter following the closing of a Transaction and thereafter, the Revenue impact of any Transaction shall be included in all financial periods (i.e., the current year and the prior year).

(d)“Revenue Performance Multiplier” means the percentage calculated based on the respective Revenue Growth set forth in the table below:

Revenue Growth	Revenue Performance Multiplier
Threshold 0.00%	0.00%
1.00%	20.0%
2.00%	40.0%
3.00%	60.0%
4.00%	80.0%
Target 5.00%	100.0%
5.75%	125.0%
6.50%	150.0%
7.25%	175.0%
Maximum 8.00%	200.0%

If the Company achieves Revenue Growth that falls between the foregoing levels, the Revenue Performance Multiplier will be determined by linear interpolation between the applicable levels noted above and using the following guiding principles:

•	a 20% decrease in funding for every 1% of Revenue Growth achieved below Target; and
•	a 25% incremental increase in funding for every .75% of Revenue Growth achieved above 100%, up to a maximum funding of 200% of target.

When calculating Revenue Growth relative to two completed fiscal periods, the Committee shall have the authority to make appropriate adjustments to Revenue to account for changes in accounting standards and adopted changes in accounting principles.  In each case, the Revenue Growth shall be rounded up to the nearest hundredth of a percent and the Revenue Performance Multiplier shall be rounded up to the nearest tenth of a percent.

1.2Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.Administration.

2.1Committee Actions.  The Committee shall be responsible for determining and certifying whether the performance conditions associated with the Award have been achieved; provided, however, that in the event of a Change in Control, the Committee shall make such determination and certification no later than the date immediately preceding the date of the Change in Control.  All questions of interpretation concerning this Agreement, the Plan or any other form of agreement or other document employed by the Company in the administration of the Plan or the Award shall be determined by the Committee or its delegate.  All such determinations by the Committee or its delegate shall be final, binding and conclusive upon all persons having an interest in the Award, unless fraudulent or made in bad faith.  Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or the Award or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Award.

2.2Express Authority Required.  Only individuals expressly designated by the Committee shall have the authority to act on behalf of the Committee with respect to certain of the matters, rights, obligations, modifications, or elections allocated to the Company herein (or in the Plan).

3.Payment.

3.1Amount of Payment.  Subject to satisfaction of the Initial Performance Target and the vesting requirements of Section 4 of this Agreement, and except as otherwise specified in Section 3.2 or Section 3.3 below, the cash amount that shall be payable in settlement of this Award on the date specified in Section 5 of this Agreement shall be equal to the Aggregate PCASH Payout, calculated as follows:

(a)2018 Financial Performance Component.  Following the completion of the preparation of the Company’s annual financial statements for the fiscal year ended December 31, 2018, the Company will compare Revenue for the fiscal year ended December 31, 2018 (“2018 Revenue”) against the Baseline Revenue.  To the extent the 2018 Revenue grows such that it exceeds the Baseline Revenue, the 2018 financial performance component will be equal to the Base Cash Amount set forth in the Grant Notice multiplied by the Revenue Performance Multiplier associated with such Revenue Growth, and further multiplied by a weighting of 50%, rounding up to the nearest whole dollar (the “2018 Component”).  If such Revenue Growth is zero (or negative), the 2018 Component shall be zero.

(b)2019 Financial Performance Component.  Following the completion of the preparation of the Company’s annual financial statements for the fiscal year ended December 31, 2019, the Company will compare Revenue for the fiscal year ended December 31, 2019 (“2019 Revenue”) against the 2018 Revenue.  To the extent the 2019 Revenue grows such that it exceeds the 2018 Revenue, the 2019 financial performance component will be equal to the Base Cash Amount set forth in the Grant Notice multiplied by the Revenue Performance Multiplier associated with such Revenue Growth, and further multiplied by a weighting of 30%, rounding up to the nearest whole dollar (the “2019 Component”).  If such Revenue Growth is zero (or negative), the 2019 Component shall be zero.

(c)2020 Financial Performance Component.  Following the completion of the preparation of the Company’s annual financial statements for the fiscal year ended December 31, 2020, the Company will compare Revenue for the fiscal year ended December 31, 2020 (“2020 Revenue”) against the 2019 Revenue.  To the extent the 2020 Revenue grows such that it exceeds the 2019 Revenue, the 2018 financial performance component will be equal to the Base Cash Amount set forth in the Grant Notice multiplied by the Revenue Multiplier associated with such Revenue Growth, and further multiplied by a weighting of 20%, rounding up to the nearest whole dollar (the “2020 Component”).  If such Revenue Growth is zero (or negative), the 2020 Component shall be zero.

For purposes hereof, the “Aggregate PCASH Payout” shall mean the sum of the 2018 Component, the 2019 Component and the 2020 Component; provided that, in no event shall the Aggregate PCASH Payout exceed 200% of the Base Cash Amount set forth in the Grant Notice.

3.2Death or Disability.  Notwithstanding any other provision of this Section 3 to the contrary, upon the Participant’s death or termination of Service due to Disability, the cash amount that shall be payable in settlement of this Award shall be the Base Cash Amount (as set forth in the Grant Notice), without regard to the Revenue Performance Multiplier.

3.3Change in Control.  Notwithstanding any other provision of this Section 3 to the contrary, upon any Change in Control, the amount of cash that shall be paid in settlement of this Award shall be the greater of (i) the Base Cash Amount (as set forth in the Grant Notice) without regard to the Revenue Performance Multiplier and (ii) the Aggregate PCASH Payout; provided, however, that in the event that one or more of the 2018 Component, the 2019 Component and the 2020 Component has not yet been determined because the associated Revenue Multiplier has not yet been calculated, the Aggregate PCASH Payout for purposes of this Section 3.3 shall be equal to the sum of all such components that have been determined plus, for any components that have not yet been determined, the amount of any such component calculated using a Revenue Multiplier of 100%.  In the event of a Change in Control, this Award shall continue to vest subject to the terms and conditions of this Agreement, with respect to the amount of cash determined pursuant to this Section 3.3.  If the Participant’s Service by the Company (or Company’s successor) is terminated without Cause (as defined in Section 4.1 below) after a Change in Control, then this Award shall become vested upon such termination.

4.Vesting; Forfeiture.

4.1Vesting of Award.  Provided that the Initial Performance Measure equals or exceeds the Initial Performance Target for the Initial Performance Period and the Participant’s Service has

not terminated prior to the applicable date, the Award shall become vested upon the earliest date to occur of the following (the “Vesting Date”):

(a)the Scheduled Vesting Date (as provided in the Grant Notice);

(b)the Participant’s death;

(c)termination of the Participant’s Service due to Disability;

(d)immediately before any Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be, elects not to assume or substitute for this Award; and

(e)termination of the Participant’s Service by the Company (or Company’s successor) without Cause (as defined below) after a Change in Control.

For purposes hereof, “Cause” shall mean the following: (A) the Participant’s repeated failure to satisfactorily perform the Participant’s job duties; (B) refusal or failure to follow the lawful directions of the Participant’s direct supervisor, the Company’s Chief Executive Officer or the Board, as applicable; (C) conviction of a crime involving moral turpitude; or (D) engaging in acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Participant with respect to the Participant’s obligations or otherwise relating to the business of the Company, its Affiliates or customers; except that if the Participant is a party to a Change in Control Agreement with the Company, the definition of “Cause” therein shall apply.  Notwithstanding the foregoing, following a Change in Control, any determination as to whether “Cause” exists under the terms of this Agreement shall be subject to de novo review by a court of competent jurisdiction.

4.2Leaves of Absence.

(a)If Participant takes an approved medical, FMLA (or other statutorily protected leave), or military leave (each, an “Approved Leave”) and returns from such leave for at least thirty calendar days, then Participant shall be treated as if the period of such Approved Leave had been a period of continuous Service with the Company or Affiliate, and the Award shall be settled in accordance with Section 5 of this Agreement.

(b)In the event the Participant takes a leave of absence other than an Approved Leave, the cash amount payable as determined under Section 3 above, shall be prorated by multiplying such amount by a fraction the numerator of which is the number of whole months during the period commencing on January 1, 2018, and ending on the earlier of the date of a Change in Control or December 31, 2020 (the “Vesting Period”), that Participant had been in continuous Service with the Company or an Affiliate, and the denominator of which is the number of months the Vesting Period spans, rounding up to the nearest whole number.

(c)In the event of Participant’s termination of Service during any leave of absence, then the Award shall expire in accordance with the provisions set forth in Section 4.3 below.

4.3Forfeiture of Award Upon Termination of Service.  Except as otherwise provided in Section 4.1 above, the Award will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company upon Participant’s termination of Service.

5.Settlement of Award.  Subject to the terms and conditions of the Plan and this Agreement, any cash amount that is determined to be payable pursuant to Section 3 above shall be distributed to Participant (or Participant’s estate in the event of death) with respect to Participant’s Award within 30 days following the Vesting Date for such Award, except as otherwise provided in Section 8.1 of this Agreement (the “Settlement Date”).

6.Tax Withholding.  By accepting the Award (as provided in the Grant Notice), the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, including withholding of a portion of the cash amount otherwise payable to the Participant in settlement of the Award, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company, if any, which arise in connection with the Award, the vesting of the Award or the payment of cash in settlement of the Award.

7.Rights as a Director, Employee or Consultant.

If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term.  Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.

8.Compliance with Section 409A.

It is intended that the settlement of the Award as set forth in this Agreement qualify for exemption from, or comply with, the requirements of Section 409A, and any ambiguities herein will be interpreted to so qualify or comply.  Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the “short-term deferral” exemption and are otherwise Section 409A Deferred Compensation, it is intended that any payment or benefit which is made or provided pursuant to or in connection with this Award shall comply in all respects with the applicable requirements of Section 409A (including applicable regulations or other administrative guidance thereunder, as determined by the Committee in good faith) to avoid the unfavorable tax consequences provided therein for non‑compliance.  In connection with effecting such compliance with Section 409A, the following shall apply:

8.1Separation from Service; Required Delay in Payment to Specified Employee.  Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that the Participant is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

8.2Other Changes in Time of Payment.  Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with the Section 409A Regulations.

8.3Amendments to Comply with Section 409A; Indemnification.  Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Participant under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with the Section 409A Regulations without prior notice to or consent of the Participant.  The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A.

8.4Advice of Independent Tax Advisor.  The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Section 409A to the Award, and the Company does not represent or warrant that this Agreement will avoid adverse tax consequences to the Participant, including as a result of the application of Section 409A to the Award.  The Participant hereby acknowledges that he or she has been advised to seek the advice of his or her own independent tax advisor prior to entering into this Agreement and is not relying upon any representations of the Company or any of its agents as to the effect of or the advisability of entering into this Agreement.

9.Miscellaneous Provisions.

9.1Termination or Amendment.  The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may have a materially adverse effect on the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A.  No amendment or addition to this Agreement shall be effective unless in writing.

9.2Nontransferability of the Award.  Prior to the payment of cash on the applicable Settlement Date, neither this Award nor any cash amount payable under this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

9.3Repayment/Forfeiture.  By accepting this Award, the Participant specifically agrees that any and all payments or benefits the Participant or any other person may be entitled to receive under or as a result of this Award shall be immediately forfeited, and that the aggregate amount of any payments or benefits the Participant or any other person has received under or as a result of this Award (determined without regard to any taxes or other amounts withheld from such payments or benefits), shall be repaid to the Company within 30 days following written notice from the Company (or such shorter period as may be required by applicable law), (1) as the Company in its discretion determines may be required to comply with any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder or similar rules under the laws of any other jurisdiction, (2) to the extent provided pursuant to the Company’s Incentive Compensation Recoupment Policy, and (3) in the event the Committee or its delegate determines that the Participant has engaged in Prohibited Conduct (as defined below) at any time during the Recoupment Period (as defined below).  For purposes of this Section 9.3,

(a)“Prohibited Conduct” means (1) violation of the Company’s Code of Ethical Business Conduct, Insider Trading Policy, or any Proprietary Information, Inventions Agreement,

Non-Compete Agreement (or similar agreement) signed by the Participant; (2) unethical behavior (such as, without limitation, fraud, dishonesty, or misrepresentation of product benefits); (3) engaging in Competition; (4) disclosing or using in any capacity other than as necessary in the performance of duties assigned by the Company or its Affiliates any confidential information, trade secrets or other business sensitive information or material concerning the Company or its Affiliates, customers, suppliers or partners; (5) directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Company or any of its Affiliates at any time within the 12 months prior to termination of Participant’s employment; (6) any action or statement by Participant and/or his or her representatives that either does or could reasonably be expected to disparage the Company, its Affiliates, or their officers, employees, or directors, or undermines, diminishes or otherwise damages the relationship between the Company or any of its Affiliates and any of their respective customers, potential customers, vendors and/or suppliers that were known to Participant; or (7) breach of any provision of any employment or severance agreement with the Company or any Affiliate.  Any determination of Prohibited Conduct shall be made by the Committee or its delegate in its sole discretion and shall be binding on all parties.  Notwithstanding anything contained herein to the contrary, Prohibited Conduct shall not include communication by Participant with any government agency, commission or regulator or participation by Participant in any investigation or proceeding that may be conducted by any government agency, commission or regulator, but only to the extent that such communication is required or permitted by law.

(b)“Competition” means, either during Participant’s employment with the Company or any of its Affiliates, or within 12 months following termination of such employment, accepting employment with, or serving as a consultant or advisor or in any other capacity to a competitor of the Company, including but not limited to the DePuy Synthes division of Johnson & Johnson, Stryker Corporation, Globus Medical, Inc., Medtronic, Inc., K2M Holdings, Inc., Zimmer Biomet Holdings, Inc., Alphatec Holdings, Inc., Titan Spine, LLC or any subsidiary or Affiliate of the foregoing (a “Competitor”), including, but not limited to, employment or another business relationship with any Competitor if Participant has been introduced to trade secrets, confidential information or business sensitive information during Participant’s employment with the Company or any of its Affiliates and such information would aid the Competitor because the threat of disclosure of such information is so great that it must be assumed that such disclosure would occur.

(c)“Recoupment Period” means the period beginning on the Date of Grant and ending on the date that is 12 months after the date on which the Participant or any other person received any payment or benefit pursuant to this Award, provided, however, that if the Prohibited Conduct resulted in the Participant or any other person receiving any payment or benefit pursuant to this Award in excess of the payment or benefit that would have been received absent such Prohibited Conduct, the Recoupment Period shall end on the date that is 36 months after the date on which such payment or benefit was received.

9.4Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9.5Binding Effect.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.  If all or any part of any section or clause of this Agreement is determined to be invalid or unenforceable in any respect or to any degree, that section or clause shall be interpreted and enforced to the maximum extent allowed by law and shall not invalidate or impact any other sections and/or clauses that remain.

9.6Delivery of Documents and Notices.  Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)Description of Electronic Delivery.  The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically.  In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time.  Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)Consent to Electronic Delivery.  The Participant acknowledges that the Participant has read Section 9.6(a) of this Agreement and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice, as described in Section 9.6(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing.  The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  The Participant may revoke his or her consent to the electronic delivery of documents described in Section 9.6(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail.  Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 9.6(a), but has nevertheless knowingly and voluntarily chosen to do so by accepting the Award (as provided in the Grant Notice).

9.7Integrated Agreement.  This Agreement and the Plan shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter.  To the extent contemplated herein or therein, the provisions of this Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.

9.8Applicable Law.  This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.

9.9Terms and Conditions Subject to Change in the Event the Participant Transfers Outside of the United States.  Should the Participant transfer his or her residence and/or employment with the Company to another country, the Company, in its sole discretion, shall determine whether application of certain additional and/or supplemental terms and conditions is necessary or advisable in order to comply with respective laws, rules and regulations or to facilitate the operation and administration of the Award and the Plan.  In all circumstances, the Company will provide the Participant with its ordinary-course terms and conditions for such country(ies) in the form of an amendment and/or addendum, which shall thereafter be part of this Agreement.